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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


       We have issued our report dated September 15, 1995, accompanying the consolidated financial statements of CUSA Technologies, Inc. and Subsidiaries, as of and for the year ended June 30, 1995 (before restatement for the discontinued medical, commercial, rental software, office rental complex and surgery centers divisions as described in Note 4) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
Grant Thornton LLP
Salt Lake City, Utah
March 23, 1998